Amended and Restated Joint Services Agreement

THIS AMENDED AND RESTATED JOINT SERVICES AGREEMENT (this “Agreement”) is made as of this 26th day of April 2005, by and among Resorts International Hotel, Inc., a New Jersey corporation (“RIH”) having a place of business at 1133 Boardwalk, Atlantic City, New Jersey 08401, Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (“LVH”) having a place of business at The Las Vegas Hilton, 3000 Paradise Road, Las Vegas, Nevada 89109 and Resorts International Holdings, LLC, a Delaware limited liability company (“RIH Resorts,” and together with the direct and indirect subsidiaries of RIH Resorts set forth on Schedule A hereto, “Resorts”), having places of business at Resorts East Chicago, 777 Harrah’s Boulevard, East Chicago, Indiana 46312, Resorts Tunica, 1100 Casino Strip Boulevard, Robinsonville, Mississippi 38664, The Atlantic City Hilton, Boston Avenue & The Boardwalk, Atlantic City, New Jersey 08401 and Bally’s Tunica, 1450 Bally’s Boulevard, Robinsonville, Mississippi 38664.

RECITALS:

A. RIH owns and operates “Resorts Atlantic City,” a hotel and casino resort facility located in Atlantic City, New Jersey (“RIH Casino”).

B. LVH owns and operates “The Las Vegas Hilton,” a hotel and casino resort facility located in Las Vegas, Nevada (“LVH Casino”).

C. Resorts owns and operates “Resorts East Chicago,” a hotel and casino resort facility located in East Chicago, Indiana, “Resorts Tunica,” a hotel and casino resort facility located in Robinsonville, Mississippi, “The Atlantic City Hilton,” a hotel and casino resort facility located in Atlantic City, New Jersey and “Bally’s Tunica,” a hotel and casino resort facility located in Robinsonville, Mississippi (collectively, the “Resorts Casinos,” and together with RIH Casino and LVH Casino, the “Casinos”).

D. RIH, LVH and Resorts believe it to be in their best interests to jointly procure certain products and services, and to otherwise cooperate in the use and implementation of such products and services, in the areas of insurance, risk management, legal, information technology, entertainment booking and purchasing, in accordance with the terms and conditions set forth in this Agreement, and that by so doing each of RIH, LVH and Resorts can achieve substantial cost savings and efficiencies in the operation of the Casinos.

E. Each of RIH, LVH and Resorts believes it to be in its best interests to permit, upon occasion, certain of its employees to provide certain services to another party hereunder in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and representations contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	JOINT PROPOSALS.

1.1 Cooperative Covenant. The parties agree to cooperatively develop and implement such joint programs for the Casinos for the procurement and implementation of insurance products and services, risk management services, legal services, information technology products and services, entertainment products and services and general purchasing needs as they may mutually agree upon. In connection with the efforts of the parties under this Agreement, each party shall utilize such personnel, resources, skills, know-how and information, as it considers necessary and consistent with its internal policies.

1.2 Joint Efforts. Each of RIH, LVH and Resorts shall, by notice to the other, designate one officer or employee (a “Liaison”) to serve as a primary liaison to the other party in each of the areas of insurance, risk management, legal, information technology, entertainment and purchasing. Each Liaison shall confer with his or her counterpart in order to explore opportunities for collective cost savings and efficiencies in the procurement by the Casinos of products or services within their respective areas of expertise, and, to the extent feasible, develop programs or proposals to achieve such cost savings and efficiencies (a “Joint Proposal”). A Joint Proposal may consist of a single transaction (such as the using combined purchasing power to command more favorable terms for the purchase of commonly needed supplies) or an on-going program (such as joint liability insurance coverage).

1.3 Acceptance of Joint Proposals. RIH, LVH and Resorts may accept or reject any Joint Proposal in their respective sole and absolute discretion. In the event RIH, LVH and Resorts all accept a Joint Proposal, then the parties shall implement such Joint Proposal in accordance with its terms and the terms and conditions set forth in this Agreement. In the event of any conflict between the terms of a Joint Proposal and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

2.	TERM.

2.1 Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of three (3) years (the “Initial Term”) and, at the end of the Initial Term and each year thereafter, shall automatically renew for an additional one (1) year (Initial Term together with any renewal, the “Term”) unless the Initial Term or Term are sooner terminated as provided for herein.

2.2 Termination. This Agreement may be terminated with respect to any party:

a. Upon six (6) months’ prior written notice to the other parties; or

b. Upon the mutual written consent of all parties.

2.3 Automatic Termination. This Agreement shall automatically terminate with respect to any party or, in the case of subclause (f) below, with respect to LVH only, upon the occurrence of any of the following events:

a. The breach by such party of any of its obligations hereunder provided that the other parties have given written notice of the alleged breach and such breach is continuing after thirty (30) days from the date of said notice;

b. The loss by such party of any license required to operate any Casino;

c. Any material part of such party’s rights under this Agreement shall be declared invalid or unenforceable;

d. Such party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition or has a petition filed against it under any bankruptcy, insolvency, reorganization or similar law in any country, commits an act of bankruptcy or similar law or takes any action to effect any of the foregoing; or

e. The acquisition of such party by a third party, whether by way of merger, consolidation, asset sale or stock sale.

f. In the event Archon Financial, L.P. exercises any of it remedies pursuant to the Loan Agreement dated as of June 18, 2004 between LVH, as Borrower, and Archon Financial, L.P., as Lender, including foreclosure on the LVH Casino or the tender by LVH of a deed in lieu of foreclosure.

3.	COSTS OF PREPARING AND IMPLEMENTING JOINT PROPOSALS.

3.1 Consideration for Joint Proposals. All Joint Proposals shall be on terms that would be available to RIH, LVH and Resorts on an arm’s length basis with third parties and which are no less favorable to RIH, LVH and Resorts than those that would have been obtained in a comparable transaction with an unrelated person.

3.2 Cost Allocation.

Any party that incurs costs in excess of its direct share or any expense which is directly allocable to or incurred on behalf of another party shall be reimbursed by such party so long as such party consented to such expense prior to the incurrence of same. Unless an alternative reimbursement method is specified in an accepted Joint Proposal, a party seeking reimbursement shall issue a reimbursement request to the other parties detailing the costs and expenses incurred for which reimbursement is sought, the calculation of each party’s share of such costs and expenses, and such supporting documentation and other information as the other parties may reasonably request. Within twenty (20) days of receipt of a reimbursement request and supporting documentation, the parties with the reimbursement obligations shall reimburse the party seeking reimbursement for such costs and expenses. All expenses associated with the compliance of any governmental authority regulating gaming in the States of New Jersey, Nevada, Indiana and Mississippi, including without limitation the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Indiana Gaming Commission, the

Indiana State Police, Gaming Division and the Mississippi Gaming Commission, shall be the expense of the party regulated by such authority.

3.3 Expenses. Each of RIH, LVH and Resorts agrees to be solely responsible for and to pay out of its own funds all expenses incurred by such party relating to or arising out of such party’s performance of this Agreement and the implementation of any Joint Proposal, including without limitation, fees, taxes, insurance premiums, legal and accounting service fees, all secretarial, photocopying, telecommunications, office supplies and other support services, and travel, food and lodging expenses.

3.4 Employee Compensation Allocation. It is contemplated by the parties hereto that one party may permit certain employees of such party to provide services to another party (the “Shared Employees”). For purposes of Section 3.2 above, the parties hereto agree that the party that receives the benefit of the services of any Shared Employee shall reimburse such Shared Employee’s employer for that portion of the Shared Employee’s total compensation attributable to the business time such Shared Employee spends for the benefit of such receiving party. In no event shall any Shared Employee be deemed an employee of any other party, and the party who the Shared Employee is initially employed with shall remain the employer for all purposes under all applicable laws. For purposes of this Section 3.4, “compensation” shall include salary, wages, benefits and federal, state and local payroll taxes, and “claims” shall include disability, workers’ compensation, discrimination or other employer liability or tort claim.

4.	CONFIDENTIALITY.

4.1 Confidentiality. Each of RIH, LVH and Resorts acknowledges that it may acquire Confidential Information (as defined below) with respect to the other parties and the businesses such parties conduct. In connection therewith, each party covenants to refrain from disclosing at any time any such Confidential Information with respect to the other parties unless legally compelled to disclose such information in response to a summons, order or subpoena issued by a court or governmental agency (provided that such party shall have provided the other affected party or parties with prompt written notice of any such request or requirement so that it or they may seek a protective order or other appropriate remedy). Upon any termination of this Agreement, each party agrees to return to each other party all documents or recorded material of any type (including all copies thereof) which may be in its possession or under its control and which constitutes or relates to Confidential Information of each such other party.

For purposes of this Agreement “Confidential Information” shall mean all confidential information with respect to a party and its affiliates and the business they conduct, including, without limitation, confidential information and trade secrets concerning such business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans. “Confidential Information” shall not include (i) information generally known to the public, and (ii) information properly and legally received from a third party which is not an affiliate of RIH, LVH or Resorts and which is not under any duty to the other party not to disclose such information.

4.2 Remedies. Each of RIH, LVH and Resorts hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by any of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

4.3 Survival. The provisions of this Article 4 shall survive any termination of this Agreement.

5.	INDEMNIFICATION.

5.1 Each of RIH, LVH and Resorts (each an “Indemnitor”) agrees to indemnify each other party and such party’s officers, members, shareholders, employees, agents and controlling persons (collectively, “Indemnitees”) from and against any and all liabilities imposed on such party and its Indemnitees by any governmental authority by reason of Indemnitor’s performance of its obligations under this Agreement or the implementation by Indemnitor of a Joint Proposal.

5.2 Each of RIH, LVH and Resorts agrees to indemnify and hold each other party and such party’s Indemnitees free and harmless from and against any damages, liability, cost, claim, fee, obligation or expense, including attorneys’ fees and expenses incurred in defense of any of the foregoing (“Losses”), arising out of or in connection with the performance by Indemnitor of its obligations under this Agreement or the implementation by Indemnitor of a Joint Proposal; provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by any party or its Indemnitees arising out of the gross negligence or willful misconduct of any such party or its Indemnitees or the performance of duties not in conformity with, or in breach of, this Agreement.

5.3 The provisions of this Section 5 shall survive any termination of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES.

6.1 RIH Representations and Warranties. RIH represents and warrants as follows:

a. RIH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of its organizational documents of RIH, or any other agreement to which it is a party or pursuant to which any of its assets are bound.

c. This Agreement has been duly executed and delivered by RIH and constitutes the legal, valid and binding obligation of RIH enforceable against it in accordance with its terms.

6.2 LVH Representations and Warranties. LVH represents and warrants as follows:

a. LVH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of its organizational documents or operating agreement of LVH, or any other agreement to which it is a party or pursuant to which any of its assets are bound.

c. This Agreement has been duly executed and delivered by LVH and constitutes the legal, valid and binding obligation of LVH enforceable against it in accordance with its terms.

6.3 RIH Resorts Representations and Warranties. RIH Resorts represents and warrants as follows:

a. RIH Resorts is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business as now conducted. Each of the subsidiaries of RIH Resorts set forth on Schedule A hereto is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule A hereto, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by RIH Resorts of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with any provision of the organizational documents or operating agreement of RIH Resorts or any of its subsidiaries set forth on Schedule A hereto, or any other agreement to which it is a party or pursuant to which any of its assets are bound.

c. This Agreement has been duly executed and delivered by RIH Resorts, and constitutes the legal, valid and binding obligation of Resorts, enforceable against it in accordance with its terms.

7.	MISCELLANEOUS.

7.1 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

7.2 Relationship of the Parties. For all purposes herein, RIH, LVH and Resorts shall be deemed to be independent contractors of one another and no party shall act, represent or hold itself out as having authority to act as an agent or partner of either of the other parties. Nothing express or implied in this Agreement is intended or shall be construed to create or establish a joint venture or a partnership among the parties hereof.

7.3 Limitation on Damages. None of the parties shall be liable to the other parties for any consequential damages resulting from a breach hereof.

7.4 Further Acts. RIH Resorts shall cause any of its direct or indirect subsidiaries to take any and all actions required to be taken by any such subsidiary pursuant to the terms of this Agreement and the transactions contemplated hereby.

7.5 Force Majeure. None of the parties shall be responsible for delays, failures or omissions due to any cause beyond its reasonable control, wherever arising and not due to its own negligence and which cannot be overcome by the exercise of due diligence, including, but not limited to, labor disturbances, riots, fires, earthquakes, floods, storms, lightening, epidemics, war, civil disorders, hostilities, expropriation or confiscation of properties, failure of or delays by carriers, interference by civil or military authorities, acts of God, acts or regulations of Federal, state or local governments or branches or agencies thereof. When the event operating to excuse performance by any party shall cease this Agreement shall continue in full force and effect.

7.5 Assignments. This Agreement shall not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld. No such assignment shall be valid until approved to the extent required by the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission or any other applicable regulatory authority. If an assignment is so approved, this Agreement shall inure to the benefit of and be binding on the assignee or subcontractor.

7.6 Dispute Resolution. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, any amendments thereof, or the breach thereof, shall be determined and settled by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association. Any award rendered therein shall be final and binding on the parties, and judgment may be entered thereon in any court having jurisdiction thereof. All costs of arbitration shall be borne equally.

7.7 Amendments. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing, signed by all parties.

7.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable party (i) on the date of personal delivery or delivery by telecopier, (ii) on the business day immediately following transmittal to a major overnight commercial courier, or (iii) five (5) days after deposit in the United States mail, postage prepaid, in any case addressed to the address or telecopy number of the applicable party set forth below, or such other address or number as such party may hereafter specify by notice to the others:

If to RIH:	Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey 08401
Facsimile: 609-340-7892
Attention: Nicholas R. Amato
Sr. Vice President & General Counsel

If to LVH:	Colony Resorts LVH Acquisitions, LLC
The Las Vegas Hilton
3000 Paradise Road
Las Vegas, Nevada 89109
Facsimile: 702-739-5927
Attention: LouDorn
Vice President & General Counsel

If to Resorts:	Resorts International Holdings, LLC
c/o Colony Capital, LLC
660 Madison Avenue, Suite 1600
New York, New York 10021
Facsimile: 212-593-5433
Attention: Eric J. Matejevich

With a copy to:	Colony Capital, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Facsimile: 310-282-8816
Attention: Joy Mallory

7.9 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the internal laws of the State of New Jersey.

7.10 Casino/Gambling Acts. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the gaming laws and the regulations of the States of Indiana, Mississippi, Nevada, and New Jersey (collectively, the “Applicable Gaming Laws”), incorporate by reference such provisions as if fully restated in this Agreement and shall, to the extent required, be conditioned upon approval of the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission and the Mississippi Gaming Commission. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Applicable Gaming Laws, the provisions of such Applicable Gaming Laws shall govern. To the extent so required pursuant to the laws of the State of New Jersey, the State of Nevada, the State of Indiana or the State of Mississippi, the New Jersey Casino Control Commission, the Nevada Gaming Commission, the

Indiana Gaming Commission, the Mississippi Gaming Commission and any other applicable regulatory authority shall have the right to subsequently disapprove and cancel this Agreement. Each party agrees to perform its duties under this Agreement in accordance with the laws, ordinances, regulations and rules of any and all qualified public authorities having jurisdiction over the conduct of each of the parties’ business and Casinos, including without limitation, New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission and the Mississippi Gaming Commission.

7.11 Entire Agreement. This document constitutes the entire agreement between the parties, all prior oral or written agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

7.12 Captions. The captions used herein are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions of this Agreement.

7.13 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all such counterparts deemed to be one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Joint Services Agreement as of the day and year first written above.

Resorts International Hotel, Inc.

By:	/s/ Audrey Oswell
Audrey Oswell
President and Chief Executive Officer

Colony Resorts LVH Acquisitions, LLC

By:	/s/ Rodolfo Prieto
Rodolfo Prieto
Chief Executive Officer
and General Manager

Resorts International Holdings, LLC

By:	/s/ Eric J. Matejevich
Eric J. Matejevich
Chief Financial Officer and Treasurer

[Signature page for Joint Services Agreement]

SCHEDULE A

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
RIH Acquisitions NJ, LLC	New Jersey
RIH NJ Holdings, LLC	New Jersey
RIH Acquisitions IN, LLC	Indiana
RIH Acquisitions MS I, LLC	Mississippi
RIH Acquisitions MS II, LLC	Mississippi